Exhibit 10.6
The following provides a description of recent amendments to compensation arrangements for our non-employee directors:
(i) The Company’s Board of Directors has implemented a program pursuant to which outside members of the Board receive on the date of each annual meeting of stockholders, commencing with the 2007 annual meeting, an equity award consisting of restricted stock units for a number of shares of the Company’s Common Stock having a value equal to $50,000 ($75,000 in the case of the Chairman of the Board of Directors — see (ii) below ), vesting generally on the date prior to the subsequent year’s annual meeting of stockholders and payable on the third anniversary of the date of grant. Under this program, on May 23, 2007, each outside member of the Board of Directors (excluding William J. Flynn and, for 2007, Jeffrey H. Erickson) received an award of 857 restricted stock units (exchangeable for an equivalent number of common shares), except for Eugene I. Davis, Chairman of the Board, who received 1,286 units.
(ii) In light of the anticipated increased responsibilities resulting from the assumption of the position of Chairman of the Board of Polar Air Cargo Worldwide, Inc. (“PACW”), a 51 percent owned subsidiary of the Company, the Company’s Board of Directors has approved additional compensation payable by the Company to Eugene I. Davis, Chairman of the Company’s Board of Directors, consisting of (a) an additional cash retainer equal to $50,000, commencing on June 28, 2007 and to be paid quarterly, and (b) meeting fees payable beginning on June 28, 2007 in respect of meetings of the PACW Board of Directors consistent with meeting fees paid to the Company’s directors in respect of Company Board and Committee meetings. For information regarding the amount of meeting fees payable to outside members of the Company’s Board of Directors for attendance at Board and Committee meetings, see “Compensation of Outside Directors – Meeting Fees” in the Company’s annual meeting proxy statement, dated April 16, 2007. In addition, based upon the degree of (x) the interaction of the Chairman with the Company’s executives and (y) his involvement with the Company’s business and affairs, among other things, the Board of Directors granted Mr. Davis an incremental equity award equal to $25,000, paid in the same form and at the same time as the $50,000 equity award payable to outside directors as described in paragraph (i) above.